Exhibit 99.1

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

AND FOR THE PERIODS ENDED SEPTEMBER 30, 2003 AND 2002

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

I N D E X

PAGE

Consolidated Balance Sheets - September 30, 2003 and December 31, 2002 (Unaudited)	3

Consolidated Statements of Income - Three and nine months ended September 30, 2003 and 2002 (Unaudited)	4

Consolidated Statement of Changes in Shareholder’s Equity - Nine months ended September 30, 2003 (Unaudited)	5

Consolidated Statements of Cash Flows - Nine months ended September 30, 2003 and 2002 (Unaudited)	6

Notes to Consolidated Financial Statements (Unaudited)	7-10

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands except per share amounts)

	September 30, 2003	December 31, 2002
Assets
Investments:
Fixed-maturity securities held as available-for-sale at fair value (amortized cost $7,363,328 and $6,945,059)	$7,825,398	$7,446,035
Fixed-maturity securities pledged as collateral at fair value (amortized cost $345,158 and $485,124)	358,635	512,961
Short-term investments, at amortized cost (which approximates fair value)	1,070,267	628,033
Conduit investments held-to-maturity	1,435,220	—
Other investments	178,498	151,967

Total investments	10,868,018	8,738,996
Cash and cash equivalents	49,285	17,538
Securities purchased under agreements to resell	442,224	492,280
Accrued investment income	115,131	116,354
Deferred acquisition costs	309,483	302,222
Prepaid reinsurance premiums	538,707	521,641
Reinsurance recoverable on unpaid losses	63,495	43,828
Goodwill	76,938	76,938
Property and equipment, at cost (less accumulated depreciation of $71,999 and $63,926)	106,592	109,817
Receivable for investments sold	107,270	39,464
Derivative assets	70,536	96,733
Other assets	42,406	32,185

Total assets	$12,790,085	$10,587,996

Liabilities and Shareholder’s Equity
Liabilities:
Deferred premium revenue	$3,014,781	$2,755,046
Loss and loss adjustment expense reserves	561,072	573,275
Securities sold under agreements to repurchase	442,224	492,280
Conduit debt obligations	1,434,737	—
Short term debt	39,823	—
Current income taxes	10,581	—
Deferred income taxes	422,341	384,132
Deferred fee revenue	17,455	19,739
Payable for investments purchased	156,619	56,971
Derivative liabilities	63,065	190,881
Other liabilities	213,631	207,047

Total liabilities	6,376,329	4,679,371

Shareholder’s Equity:
Preferred stock, par value $1,000 per share; authorized shares - 4,000.08 and none, issued and outstanding - none	—	—
Common stock, par value $150 per share; authorized, issued and outstanding - 100,000 shares	15,000	15,000
Additional paid-in capital	1,628,384	1,610,574
Capital contribution	46	—
Retained earnings	4,390,069	3,943,341
Accumulated other comprehensive income, net of deferred income tax provision of $192,402 and $185,706	380,257	339,710

Total shareholder’s equity	6,413,756	5,908,625

Total liabilities and shareholder’s equity	$12,790,085	$10,587,996

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Revenues:
Gross premiums written	$346,766	$237,753	$962,211	$630,337
Ceded premiums	(70,095)	(57,660)	(189,785)	(146,131)

Net premiums written	276,671	180,093	772,426	484,206
Increase in deferred premium revenue	(81,599)	(25,492)	(230,299)	(52,799)

Premiums earned (net of ceded premiums of $59,953, $49,117, $178,273 and $137,819)	195,072	154,601	542,127	431,407
Net investment income	104,238	108,726	315,835	322,347
Net realized gains	13,285	6,156	47,145	7,540
Change in fair value of derivative instruments	4,324	(3,825)	101,618	811
Advisory fees	13,100	18,273	48,241	36,085
Other	87	50	247	384

Total revenues	330,106	283,981	1,055,213	798,574

Expenses:
Losses and loss adjustment	19,052	15,528	54,122	45,416
Amortization of deferred acquisition costs	15,354	12,799	42,755	34,944
Operating	27,447	21,626	85,630	63,090

Total expenses	61,853	49,953	182,507	143,450

Income before income taxes	268,253	234,028	872,706	655,124

Provision for income taxes	78,218	59,559	245,978	168,069

Net income	$190,035	$174,469	$626,728	$487,055

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For the nine months ended September 30, 2003

(Dollars in thousands except per share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
	Shares	Amount
Balance, January 1, 2003	100,000	$15,000	$1,610,574	$3,943,341	$339,710	$5,908,625

Comprehensive income:
Net income	—	—	—	626,728	—	626,728
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $6,696	—	—	—	—	13,446	13,446
Change in foreign currency translation	—	—	—	—	27,101	27,101

Other comprehensive income						40,547

Comprehensive income						667,275

Dividends declared (per common share $1,800.00)	—	—	—	(180,000)	—	(180,000)

Stock-based compensation	—	—	21,312	—	—	21,312
Capital contribution			46			46
Capital issuance costs	—	—	(3,502)	—	—	(3,502)

Balance, September 30, 2003	100,000	$15,000	$1,628,430	$4,390,069	$380,257	$6,413,756

Disclosure of reclassification amount:
Unrealized appreciation of investments arising during the period, net of taxes	$(20,631)
Reclassification adjustment, net of taxes	34,077

Net unrealized appreciation, net of taxes	$13,446

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Nine months ended September 30
	2003	2002
Cash flows from operating activities:
Net income	$626,728	$487,055
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in accrued investment income	1,223	(6,699)
Increase in deferred acquisition costs	(7,261)	(9,708)
Increase in prepaid reinsurance premiums	(17,066)	(11,734)
Increase in deferred premium revenue	247,365	64,533
(Decrease) increase in loss and loss adjustment expense reserves, net	(31,870)	40,540
Depreciation	8,073	8,069
Amortization of bond discount, net	(4,252)	(1,760)
Net realized gains on sale of investments	(47,145)	(7,540)
Current income tax provision	10,581	—
Deferred income tax provision	30,664	21,466
Fair value of derivative instruments	(101,618)	(811)
Stock option compensation	16,848	15,072
Other, net	29,787	(32,125)

Total adjustments to net income	135,329	79,303

Net cash provided by operating activities	762,057	566,358

Cash flows from investing activities:
Purchase of fixed-maturity securities, net of payable for investments purchased	(4,219,100)	(2,206,012)
Sale of fixed-maturity securities, net of receivable for investments sold	2,380,205	1,665,537
Redemption of fixed-maturity securities, net of receivable for investments redeemed	1,387,689	384,935
Purchase of short-term investments, net	(117,312)	(230,261)
Purchase of other investments, net	(15,841)	(14,686)
Purchase of investments in conduits	(1,435,220)	—
Capital expenditures	(5,294)	(5,871)
Disposals of capital assets	3	190

Net cash used by investing activities	(2,024,870)	(406,168)

Cash flows from financing activities:
Net proceeds from issuance of short-term debt	39,823	—
Net proceeds from issuance of conduit debt obligations	1,434,737	—
Dividends paid	(180,000)	(172,600)

Net cash provided (used) by financing activities	1,294,560	(172,600)

Net increase (decrease) in cash and cash equivalents	31,747	(12,410)
Cash and cash equivalents - beginning of period	17,538	24,404

Cash and cash equivalents - end of period	$49,285	$11,994

Supplemental cash flow disclosures:
Income taxes paid	$193,219	$166,291

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the Company or MBIA Corp.). The statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (GAAP). These statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2002. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with auditing standards generally accepted in the United States of America, but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the Company’s financial position and results of operations. The results of operations for the nine months ended September 30, 2003 may not be indicative of the results that may be expected for the year ending December 31, 2003. The December 31, 2002 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP.

2. Dividends Declared

Dividends declared and paid by the Company during the nine months ended September 30, 2003 were $180.0 million.

3. Employee Stock Option Plans

MBIA Corp. participates in MBIA Inc.’s Stock Option Plan. Prior to 2002, MBIA Inc. elected to follow Accounting Principles Board Opinion No. (APB) 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options. No stock-based employee compensation cost for stock options was reflected in net income prior to 2002 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January, 1, 2002 MBIA Inc. adopted the fair value recognition provisions of Statement of Financial Standards No. (SFAS) 123, “Accounting for Stock-Based Compensation.” Under the Modified Prospective Method of adoption selected by the Company under the provisions of SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date.

Employee stock compensation for the nine months ended September 30, 2003 and September 30, 2002 totaled $17 million and $15 million, respectively.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

In accordance with SFAS 123 all stock options granted are valued using an option-pricing model. The value is recognized as an expense over the period in which the options vest. The Company believes that recognizing the expense associated with stock option grants is preferable to the prior method of accounting for stock options under APB 25 because it produces a complete picture of compensation expenses within the Company’s statement of income.

4. Recent Litigation

On July 15, 2002 MBIA Corp. and Wells Fargo Bank Minnesota, N.A. (Wells Fargo), in its capacity as trustee, jointly filed suit in Delaware federal district court against Royal Indemnity Company (Royal) to enforce insurance policies that Royal issued (the Royal Policies) to guarantee vocational loans originated by Student Finance Corporation (SFC). MBIA Corp. insured eight securitizations, which had a total gross par outstanding of approximately $363 million as of September 30, 2003, that were collateralized by the vocational student loans originated by SFC and guaranteed by Royal. The Royal Policies guarantee the payment of all the principal plus 90 days interest on all of the vocational loans in the securitizations insured by MBIA Corp. and state that “notwithstanding any other provision of (the) policy to the contrary, the right of the beneficiary to receive payment for loss under (the) policy after payment of the initial premium by the insured shall be absolute, irrevocable and unconditional.”

In their complaints, MBIA Corp. and Wells Fargo allege that Royal has committed anticipatory breaches of the Royal Policies. Previously, in June 2002, Royal brought suit against Well Fargo and other parties, not including MBIA Corp., seeking a declaration that it is not obligated to pay on the Royal Policies, and seeking rescission of the Royal Policies, on the grounds that SFC, its subsidiaries, and other related parties engaged in fraudulent behavior and/or made negligent misrepresentations regarding the collateralized loans.

To date, claims in the amount of approximately $337 million have been made under the Royal Policies with respect to student loans that have defaulted. MBIA Corp. expects that there will be additional claims made under the Royal Policies with respect to student loans that may default in the future. In the event that Royal does not honor claims under the Royal Policies during the litigation process, MBIA Corp. will be required to make payments under its policies in respect of scheduled interest and principal on the notes insured under the MBIA Corp. policies. MBIA Corp. expects ultimately to recover from Royal any payments it makes under its policies. MBIA Corp. believes that it will prevail in the litigation and will have no ultimate loss on these policies, although there can

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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be no assurance that MBIA Corp. will prevail in the litigation. If MBIA Corp. does not prevail in the litigation and Royal does not make payments under the Royal Policies, MBIA Corp. expects to incur losses under its policies. MBIA Corp. does not believe, however, that any such losses will have a material adverse effect on its financial condition.

In October 2003, the Delaware District Court granted MBIA’s motion for summary judgment and ordered Royal Indemnity Company to pay all claims under its policies. MBIA filed a lawsuit in July 2002 to seek enforcement of eight insurance policies issued by Royal that guaranteed vocational loans originated by Student Finance Corporation. While Royal has indicated that they will appeal the order, MBIA expects that the order will be upheld on appeal. As part of the appeals process, which the Company expects to be initiated quickly, Royal is expected to post security to secure the judgment. A copy of the District Court’s order and its opinion in support of the order are available at MBIA’s website, along with all other key documents related to the litigation.

5. Goodwill

Goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired. Prior to 2002, goodwill attributed to the acquisition of MBIA Corp. was amortized using the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois was amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which was amortized using the straight-line method over 25 years.

Effective January 1, 2002 the Company adopted SFAS 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 141, which supercedes APB 16, “Business Combinations,” requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and provides specific criteria for initial recognition of intangible assets apart from goodwill. SFAS 142, which supercedes APB 17, “Intangible Assets,” requires that goodwill and intangible assets with indefinite lives are no longer amortized but instead tested for impairment at least annually. The impairment testing is aimed at determining the amount, if any, by which the carry value of a reporting unit exceeds its fair value. Other intangible assets are amortized over their useful lives.

MBIA Corp. completed its transitional impairment testing on its existing goodwill as of January 1, 2002 in accordance with SFAS 142.

As of January 1, 2002, MBIA Corp. goodwill totaled $76.9 million. SFAS 142 requires a two-step approach in determining any impairment in goodwill. Step one entails evaluating whether the fair value of a reporting segment

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

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exceeds its carrying value. In performing this evaluation it was determined that the best measure of the fair value of MBIA Corp. was its book value adjusted for the after-tax effects of deferred premium revenue, prepaid reinsurance premiums, deferred acquisition costs and the present value of installment premiums to arrive at adjusted book value. As of January 1, 2002, MBIA Corp.’s adjusted book value significantly exceeded its carry value, and thus there was no impairment of its existing goodwill.

MBIA Corp. performed its annual impairment testing of goodwill as of January 1, 2003. MBIA Corp.’s fair value was determined using the same valuation method applied during the transition testing. Its fair value significantly exceeded its carrying value indicating that goodwill was not impaired.

6. Recent Accounting Pronouncements

In May 2003, the Company sponsored the formation of Toll Road Funding, Plc. (TRF), a public company limited by shares and incorporated in Ireland under the Irish Companies Act. TRF was established to acquire a loan participation related to the financing of an Italian toll road and, at September 30, 2003, had $1.4 billion of debt outstanding. Assets supporting the repayment of the debt were comprised of the loan participation and high-quality, liquid investments. TRF is a variable interest entity, of which the Company is the primary beneficiary. Therefore, while the Company does not have a direct ownership interest in TRF, it is consolidated in the financial statements of the Company in accordance with FIN 46, “Consolidation of Variable Interest Entities.”